AMENDMENT TO DISTRIBUTION AGREEMENT


THIS AMENDMENT, dated as of _______________, 2003, modifies the Distribution Agreement by and between Quasar Distributors, LLC (the "Distributor") and LKCM Funds (the "Trust"), such Agreement being hereinafter referred to as the "Agreement."

WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder (together, the "BSA") require the Trust and the Distributor to develop and implement anti-money laundering programs and monitor the operation of those programs and assess their effectiveness; and

WHEREAS, The Distributor acts as principal underwriter in connection with the offering and sale of shares of beneficial interests of each series of the Trust (as amended from time to time) (each a "Fund", collectively the "Funds");

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program ("AML Program") that satisfies the requirements of all applicable laws and regulations; (b) undertakes to carry out its AML Program to the best of its ability; and (c) will notify the Trust promptly if an inspection by regulatory authorities of its AML Program identifies any material deficiency, and will promptly remedy any material deficiency of which it learns.

2. The Distributor represents and warrants that it will take reasonable steps, including amending its dealer agreements and/or obtaining certifications from its dealers, to establish that dealers selling the Funds on behalf of the Distributor have anti-money laundering programs in place.

3. The Distributor's AML Program is attached hereto as Exhibit A. The Distributor will notify the Trust promptly of all amendments to its AML Program.

4. The Distributor further agrees to cooperate with the Trust's Compliance Officer with respect to the Trust's Anti-Money Laundering Program ("Trust's AML Program"), including, but not limited to, sharing information with respect to any suspicious activity detected by the Distributor and involving the Funds, as appropriate and necessary.

5. The Distributor consents to: (i) provide to federal examiners information and records relating to the Trust's AML Program maintained by the Distributor upon request by federal examiners or the Trust; and (ii) the inspection of the Distributor by federal examiners for purposes of the Trust's Anti-Money Laundering Program.

6. This Amendment constitutes the written instructions of the Trust pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.


LKCM FUNDS                                 QUASAR DISTRIBUTORS, LLC



By: _____________________________          By:  _____________________________
      Authorized Officer                         Authorized Officer